State of Delaware
Secretary of State
Division of Corporations
Delivered 12:15 PM 11/09/2023
FILED 12:15 PM 11/09/2023
SR 20233939006 - File Number 6525824

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,
AS AMENDED,
OF
HYCROFT MINING HOLDING CORPORATION

Under Section 242 of the Delaware General Corporation Law

Hycroft Mining Holding Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: The name of the Corporation is Hycroft Mining Holding Corporation. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is August 28, 2017. The Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on February 8, 2018 (the "First Amended and Restated Certificate"). The Corporation filed an amendment to the First Amended and Restated Certificate with the Secretary of State of the State of Delaware on February 10, 2020. The Corporation filed a Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on May 29, 2020 (the "Second Amended and Restated Certificate"). The Corporation filed an amendment to the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on April 22, 2022. The Certificate of Incorporation of the Corporation, as so amended to date, is referred to as the "Current Certificate".

SECOND: A new Section 4.1(a) is hereby added to the Current Certificate, immediately following Section 4.1 thereof, providing as follows:

> Section 4.1(a) Reverse Split. Upon the effectiveness of this Certificate of Amendment (the "Effective Time"), each share of the Common Stock issued and outstanding at the Effective Time (collectively, the "Pre-Split Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified such that each ten (10) shares of the Common Stock shall become one share of the Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued at the Effective Time as a result of the Reverse Stock Split and, in lieu thereof, the Corporation's transfer agent shall aggregate all fractional shares remaining after the Reverse Stock Split and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of

those stockholders who would otherwise be entitled to receive a fractional share, and after the transfer agent's completion of such sale, stockholders shall receive a cash payment (without interest or deduction) from the transfer agent in an amount equal to their respective pro rata share of the total net proceeds of that sale. Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified in the Reverse Stock Split, provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified in the Reverse Stock Split. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Reverse Stock Split.

THIRD: The remaining provisions of the Current Certificate not affected by the aforementioned amendments shall remain in full force and not be affected by this Certificate of Amendment.

FOURTH: The amendment of the Current Certificate effected by this Certificate of Amendment was duly authorized by the stockholders of the Corporation on May 24, 2023, after first having been declared advisable by the Board of Directors of the Corporation on March 9, 2023, all in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The foregoing amendment will be effective as of 4:00 p.m., Eastern time, on November 14, 2023.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 8th day of November, 2023.

By: Diane R. Garrett

Name: Diane R. Garrett, Ph.D.
Title: Chief Executive Officer